EXHIBIT 99.1

NEWS

ANADARKO ANNOUNCES NEW BOARD MEMBER AND PROMOTION OF AMANDA McMILLIAN

HOUSTON, Sept. 16, 2015 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Dr. Sean Gourley to serve as an independent director of the company, effective Sept. 15, 2015.
“Our industry and company will increasingly use big data and artificial intelligence to improve exploration, development and production success, and to do it more safely and efficiently,” said Anadarko Chairman, President and CEO Al Walker. “As a highly successful executive and entrepreneur in the tech sector, Sean brings a unique and valuable perspective to Anadarko’s Board of Directors. Our company is continuously expanding its use of leading-edge technology to develop oil and natural gas resources, and having a Board member with Sean’s expertise will complement and enhance our ability to leverage technology as a competitive advantage.”
Additionally, Anadarko announced Amanda M. McMillian, formerly Vice President, Deputy General Counsel, Corporate Secretary and Chief Compliance Officer, has been promoted to Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. Anadarko’s Robert K. (Bobby) Reeves, formerly Executive Vice President, General Counsel and Chief Administrative Officer, will assume the new title of Executive Vice President, Law and Chief Administrative Officer, and will continue to serve as a member of the company’s executive committee.
“Amanda has been an outstanding contributor to the success of Anadarko,” said Walker. “Since joining Anadarko in 2004, she has been a trusted voice advancing the company’s legal and compliance requirements, while demonstrating tremendous leadership throughout our organization. This move also will enable Bobby to devote more time to the management of Anadarko globally and, in particular, to enhancing our approach to domestic and international government relations. Bobby is uniquely capable of further strengthening the positive relationships we’ve developed with various governments and NGOs, as energy policy in all countries continues to evolve.”

DR. SEAN GOURLEY
Dr. Gourley, 36, is the founder and CEO of Primer, an early-stage, venture-backed company building software to power artificial intelligence applications. Prior to founding Primer, he was the founder and Chief Technology Officer of Quid, a San Francisco-based augmented intelligence company building software for strategic decision-making. Quid was a finalist for Innovative Company in Big Data by Fast Company magazine in 2013. Born in New Zealand, Dr. Gourley studied at Oxford as a Rhodes Scholar where he received a Ph.D. in physics, and he received both his Bachelor of Science and Master of Science in physics from the University of Canterbury in Christchurch, New Zealand. He was additionally a Post-Doctoral Research Fellow at the Said Business School at Oxford University and is currently an Equity Partner with Data Collective Venture Capital Fund, investing in key data and algorithmic technologies.

AMANDA M. McMILLIAN
During McMillian’s tenure at Anadarko, she also served as Vice President, General Counsel and Corporate Secretary of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP (NYSE: WES) from January 2008 to August 2012. McMillian, 42, began her career at the law firm of Akin Gump Strauss Hauer & Feld LLP, where she represented a variety of clients in a wide range of transactional, corporate governance and securities matters. She holds a Bachelor of Arts from Southwestern University and received both a Master of Arts and a Juris Doctor from Duke University.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2014, the company had approximately 2.86 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Robin Fielder, robin.fielder@anadarko.com, 832.636.1462
Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544